Exhibit 10.14

PAGAYA TECHNOLOGIES LTD.
2022 SHARE INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “RSU Award Agreement”), dated as of [ ] (the “Date of Grant”), is made by and between Pagaya Technologies Ltd., an Israeli corporation (the “Company”), and [ ] (the “Participant”). Any capitalized terms used but not defined herein shall have the meaning ascribed to them in the Pagaya Technologies Ltd. 2022 Share Incentive Plan (as may be amended from time to time, the “Plan”).
1.Grant of Restricted Stock Units. The Company hereby grants to the Participant the number of restricted stock units (the “RSUs”) set forth below, subject to all of the terms and conditions of this RSU Award Agreement and the Plan.

Number of RSUs: Vesting Commencement Date: Cliff:

2.Vesting.
(a)    The RSUs shall become vested as follows: [ ] (each a “Vesting Date”); provided that the Participant remains in continuous employment with the Company or its Affiliates through, and has not given or received a notice of termination of such employment as of, the applicable Vesting Date. Notwithstanding the foregoing, the vesting of the RSUs shall cease for any period during which the Participant is on an unpaid leave of absence from the Company and will commence when such Participant returns from such leave of absence to active service, with each remaining Vesting Date being pushed back by the duration of such leave of absence.

(b)    Except as set forth in Section 2(c) below, if the Participant’s employment is terminated for any reason, (i) this RSU Award Agreement shall terminate and all rights of the Participant with respect to RSUs that have not vested as of the date of termination shall immediately terminate, (ii) any such unvested RSUs shall be forfeited without payment of any consideration, and (iii) neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested RSUs.

(c)    If the Participant’s employment is terminated due to the Participant’s death and provided that the Participant’s estate executes and delivers to the Company (and does not revoke) a general release of claims in a form satisfactory to the Company within sixty (60) days following such termination (or such shorter period as may be specified by the Company in accordance with applicable law): (i) the portion of the RSUs that are scheduled to vest in the twelve (12) month period following the Participant’s death shall immediately vest and shall be settled as soon as practicable after the date of such termination of employment in accordance with Section 3 below, but in no event later than March 15 of the year following the year in which such date of termination occurs, (ii) this RSU Award Agreement shall terminate and all rights of the Participant with respect to the portion of the RSUs, if any, that have not vested as of the date of termination in accordance with this Section 2(c) shall immediately terminate, (iii) any such unvested RSUs shall be forfeited without payment of any consideration, and (iv) neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested RSUs.

3.Settlement. Each RSU granted hereunder shall represent the right to receive, in the sole discretion of the Company, one (1) Share (as applicable, the “Settlement”). The Settlement shall occur as soon as practicable after the applicable Vesting Date, but in no event later than March 15 of the year following the year in which such Vesting Date occurs.
4.Voting and Other Rights. The Participant shall have no rights of a stockholder with respect to the RSUs (including the right to vote and the right to receive distributions or dividends) unless and until Shares are issued in respect thereof following the applicable Vesting Date.
5.RSU Award Agreement Subject to Plan. This RSU Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Administrator in respect of the Plan, this RSU Award Agreement and the RSUs shall be final and conclusive.
6.Restrictive Covenants.
(a)    Acknowledgement. The Participant hereby acknowledges that (i) he or she is subject to all of the terms and conditions of the restrictive covenants set forth in this Section 6, as well as any restrictive covenants agreed to by the Participant in his or her employment agreement with the Company (the “Restrictive Covenants”), (ii) the Restrictive Covenants survive the termination of the Participant’s employment with the Company or its Affiliates and the termination of the RSU in accordance with the terms thereof and (iii) the Company would not have made the grant of RSUs to the Participant in the absence of his or her agreement to be subject to the Restrictive Covenants.

(b)    Nondisclosure of Confidential Information. During the course of the Participant’s employment with the Company, the Participant will have access to certain Confidential Information. During his or her employment by the Company and thereafter, the Participant agrees to hold in confidence and not access, disclose or use for his or her own benefit, other than such benefit as the Participant may derive as a member of the Company, the Company’s Confidential Information. For purposes of this RSU Award Agreement, “Confidential Information” means data and information (i) relating to the business of the Company, regardless of whether the data or information constitutes a trade secret under applicable law, (ii) disclosed to the Participant or of which the Participant became aware as a consequence of the Participant’s employment with the Company, (iii) having value to the Company, (iv) not generally known to competitors of the Company, and (v) which includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information; provided, however, that such term shall not mean data or information (1) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by the Participant without authorization from the Company, (2) which has been independently developed and disclosed by others, or (3) which has otherwise entered the public domain through lawful means. In the event that the Participant becomes legally compelled to disclose any Confidential Information, the Participant shall provide the Company with written notice of such requirement within twenty-four (24) hours of learning of such obligation (and in any event, prior to any disclosure) to allow the Company to seek a protective order or other remedy. The Participant agrees to cooperate with the Company (at the Company’s expense) in seeking such protection for Confidential Information. The Participant further agrees that any disclosure of Confidential Information pursuant to legal compulsion shall be only to the minimum extent necessary to comply with the Participant’s legal obligation.

(c)    Proprietary Rights. The Participant assigns to the Company or its designee all of the Participant’s interest in any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by the Participant, either alone or in conjunction with others, during the Participant’s employment with the Company and related to the Company’s Business. Whenever requested to do so by the Company and at the Company’s expense, the Participant shall execute any and all applications, assignments or other instruments that the Company, in good faith, shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States of America or any foreign country or otherwise protect the interests of the Company and its Affiliates therein. These obligations shall continue beyond the termination of the Participant’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Participant during the Participant’s employment with the Company.

(d)    Return of Company Property. Upon termination of the Participant’s employment for any reason or earlier, upon the Company’s request, the Participant shall promptly return to the Company all Property (as defined herein) that has been entrusted or made available to the Participant by the Company. For purposes of this RSU Award Agreement, “Property” means all Confidential Information, records, files, electronic storage media, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software, equipment and other property of any kind or description prepared, used or possessed by the Participant during the Participant’s employment with the Company (and any duplicates of any such property), which relate to the Company or its Affiliates, or the Company’s Business.

(e)    Remedies. The Participant acknowledges and agrees that the restrictions contained in this Section 6 are reasonable, necessary, and impose no greater restraint on the Participant than is necessary to protect what the Participant acknowledges to be the Company’s legitimate business interests. The Participant agrees that, in the event of a breach of Section 6 of this RSU Award Agreement, damages will not be an adequate remedy and the Company will be entitled, inter alia, to injunctive relief to restrain any such breach, threatened or actual. The Participant expressly waives any obligation by the Company to post a bond or other security as a condition to obtaining such injunctive relief. Notwithstanding anything in this RSU Award Agreement or the Plan to the contrary, and subject to the Company’s ability to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction, if the Board determines in good faith that the Participant has committed a breach of the Restrictive Covenants, then the Board may immediately cause the RSUs to cease to vest.

(f)    Permitted Disclosures. Pursuant to 18 U.S.C. §1833(b), the Participant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Participant’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the Participant (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this RSU Award Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement the Participant has with the Company will prohibit or restrict the Participant from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

7.Recoupment. The RSUs may be subject to forfeiture/recoupment in the event of, as applicable to Participant, (i) the material breach of any non-competition, non-solicitation, non-interference or confidential information restrictive covenant between Participant and the Company, including the covenants set forth in Section 6 of this RSU Award Agreement or (ii) the Participant's termination of employment for Cause. The RSUs shall be subject to any Company policy regarding the recoupment of incentive compensation, as in effect from time to time.
8.No Rights to Continuation of Employment. Nothing in the Plan or this RSU Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or its Affiliates or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Participant’s employment at any time for any reason whatsoever, with or without Cause.

9.Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant in respect of any sums required or permitted by federal, state or local tax law to be withheld with respect to the Settlement of any RSUs; provided, that, notwithstanding the foregoing, and unless otherwise determined by the Administrator, the Participant shall be permitted, at his or her election, to satisfy the applicable tax obligations with respect to any RSUs by cashless exercise or net share settlement, pursuant to which the Company shall withhold from the number of Shares that would otherwise be issued upon settlement of the RSUs the largest whole number of Shares with a Fair Market Value equal to the applicable tax obligations.
10.Section 409A Compliance. The intent of the parties is that the payments and benefits under this RSU Award Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this RSU Award Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this RSU Award Agreement which are subject to Section 409A of the Code until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this RSU Award Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this RSU Award Agreement or any other arrangement between the Participant and the Company during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death). Notwithstanding the foregoing, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if the sixty (60) day period (or such shorter period as may be specified by the Company in accordance with applicable law) referenced in Section 2(c) hereof begins in one taxable year and ends in a second taxable year, the Settlement shall occur in the second taxable year. The Company makes no representation that any or all of the payments described in this RSU Award Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.
11.Governing Law. This RSU Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.
12.RSU Award Agreement Binding on Successors. The terms of this RSU Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

13.No Assignment. Notwithstanding anything to the contrary in this RSU Award Agreement, neither this RSU Award Agreement nor any rights granted herein shall be assignable by the Participant.
14.Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this RSU Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.
15.Severability. Should any provision of this RSU Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this RSU Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original RSU Award Agreement. Moreover, if one or more of the provisions contained in this RSU Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
16.Entire Agreement. This RSU Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.
17.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.
18.Counterparts; Electronic Signature. This RSU Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Participant’s electronic signature of this RSU Award Agreement shall have the same validity and effect as a signature affixed by the Participant’s hand.
19.Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.
20.Set-Off. The Participant hereby acknowledges and agrees, without limiting the rights of the Company or its Affiliates otherwise available at law or in equity, that, to the extent permitted by law, the number of Shares or the amount of cash due to the Participant under this RSU Award Agreement may be reduced by, and set-off against, any or all amounts or other consideration payable by the Participant to the Company or its Affiliates under any other agreement or arrangement between the Participant and the Company or its Affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Code.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this RSU Award Agreement as of the date set forth above.

PAGAYA TECHNOLOGIES LTD.
By:

Print Name:
Title:

[Signature Page to RSU Award Agreement]

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing RSU Award Agreement.

PARTICIPANT

Signature:

Print Name:

Address:

[Signature Page to RSU Award Agreement]